Exhibit (a)(6)

News Release

Magma Announces Launch of Registered Exchange Offer for Outstanding 2.0% Convertible

Senior Notes Due 2010

SAN JOSE, Calif., July 27, 2009 — Magma® Design Automation, Inc. (Nasdaq: LAVA) today announced it has commenced an offer to exchange all of its outstanding 2.0% Convertible Senior Notes due May 15, 2010 (the “existing notes”) for up to an aggregate principal amount of $44,945,000 of 8.0% Convertible Senior Notes due 2014 that it proposes to issue (the “exchange notes”). The purpose of the exchange offer is to replace the existing notes due in 2010 with exchange notes that mature in 2014 to improve Magma’s financial condition.

In accordance with the terms and subject to the conditions of the exchange offer, for each validly tendered and accepted $1,000 principal amount of existing notes, Magma is offering to exchange:

•	$900 principal amount of its exchange notes, and

•	Accrued and unpaid interest on the existing notes up to, but excluding, the closing date of the exchange offer.

The full terms of the exchange offer, a description of the exchange notes and the differences between the exchange notes and the existing notes and other information relating to the exchange offer and Magma are contained in a Registration Statement on Form S-4 and the included preliminary prospectus filed with the Securities and Exchange Commission on May 22, 2009, as amended by Amendment No. 1 to Form S-4 filed on June 23, 2009 and Amendment No. 2 to Form S-4 filed on July 27, 2009.

The exchange offer for the existing notes will expire at 5 p.m. EDT on Monday, August 24, 2009, unless earlier terminated or extended by Magma. Tendered existing notes may be withdrawn at any time before 5 p.m. EDT on the expiration date.

The exchange offer is conditioned on a minimum of $35,000,000 aggregate principal amount of existing notes being validly tendered and not withdrawn in the exchange offer. In addition, the completion of the exchange offer is also subject to certain customary conditions described in the preliminary prospectus. Subject to applicable law, Magma may waive certain conditions applicable to the exchange offer or extend, terminate or otherwise amend the exchange offer.

The dealer manager for the exchange offer is Credit Suisse Securities (USA) LLC. The exchange agent for the exchange offer is U.S. Bank National Association. Any questions regarding procedures for tendering existing notes or requests for additional copies of the preliminary prospectus and related documents, which are available at no charge and which describe the exchange offer in greater detail, should be directed to Credit Suisse Securities (USA) LLC, whose address and telephone number are as follows:

Credit Suisse Securities (USA) LLC

11 Madison Avenue

New York, NY 10010

Telephone: +1 (212) 325-3399

Attention: Magma Design Automation Offering Desk

Holders should read the registration statement and related exchange offer materials when they become available because they contain important information. Holders can obtain a copy of the registration statement and other exchange offer materials free of charge from the SEC’s website at www.sec.gov.

The company’s board of directors is not making any recommendation to holders of existing notes as to whether they should tender any existing notes pursuant to the exchange offer.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted before the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the securities laws of any such state.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements about Magma’s exchange offer and are subject to risks and uncertainties that could cause actual results to differ materially from Magma’s current expectations. Factors that could cause or contribute to such differences include, but are not limited to: the risk that the company does not complete the exchange offer on the terms currently described in the registration statement or at all, as a result of a change in capital and debt market conditions, changes in the price of Magma’s common stock, or the unwillingness of note holders to exchange their existing notes for exchange notes having the terms currently proposed. Further discussion of these and other potential risk factors may be found in Magma’s public filings with the Securities and Exchange Commission (www.sec.gov), including its Form 10-K for the fiscal year ended May 3, 2009 and its Registration Statement on Form S-4, as amended on July 27, 2009.

About Magma Design Automation

Magma’s electronic design automation (EDA) software is used to create complex, high-performance integrated circuits (ICs) for cellular telephones, electronic games, WiFi, MP3 players, DVD/digital video, networking, automotive electronics and other electronic applications. Magma products for IC implementation, analog/mixed-signal design, analysis, physical verification, circuit simulation and characterization are recognized as embodying the best in semiconductor technology, providing the world’s top chip companies the “Fastest Path to Silicon.”TM Magma maintains headquarters in San Jose, Calif., and offices throughout North America, Europe, Japan, Asia and India. Magma’s stock trades on Nasdaq under the ticker symbol LAVA.

Magma is a registered trademark and “Fastest Path to Silicon” is a trademark of Magma Design Automation, Inc.

CONTACTS:
Magma Design Automation Inc.
Press Relations	Investor Relations
Monica Marmie	Milan G. Lazich
Director, Marketing Communications	Vice President, Corporate Marketing
(408) 565-7689	(408) 565-7706
mmarmie@magma-da.com	milan.lazich@magma-da.com